Exhibit 99.1

Contact:	Adam N. Satterfield
Senior Vice President, Finance and Chief Financial Officer
(336) 822-5721

OLD DOMINION FREIGHT LINE REPORTS SECOND QUARTER 2020

EARNINGS PER DILUTED SHARE OF $1.25

Operating Ratio Improves to 77.8%

THOMASVILLE, N.C. – (July 30, 2020) – Old Dominion Freight Line, Inc. (Nasdaq: ODFL) today announced financial results for the three-month and six-month periods ended June 30, 2020.

All prior-period share and per share data in this release have been adjusted to reflect the Company’s March 2020 three-for-two stock split.

	Three Months Ended			Six Months Ended
	June 30,			June 30,
(In thousands, except per share amounts)	2020	2019	% Chg.	2020	2019	% Chg.
Total revenue	$896,210	$1,060,666	(15.5)%	$1,883,574	$2,051,448	(8.2)%
LTL services revenue	$884,069	$1,047,208	(15.6)%	$1,858,500	$2,023,771	(8.2)%
Other services revenue	$12,141	$13,458	(9.8)%	$25,074	$27,677	(9.4)%
Operating income	$199,166	$234,489	(15.1)%	$382,336	$412,915	(7.4)%
Operating ratio	77.8%	77.9%		79.7%	79.9%
Net income	$147,805	$174,072	(15.1)%	$280,982	$307,395	(8.6)%
Diluted earnings per share	$1.25	$1.44	(13.2)%	$2.36	$2.53	(6.7)%
Diluted weighted average shares outstanding	118,360	120,968	(2.2)%	119,083	121,340	(1.9)%

Greg C. Gantt, President and Chief Executive Officer of Old Dominion, commented, “The second quarter of 2020 was one of the most difficult periods we have experienced, although our team responded quickly to efficiently manage our operations in this environment.  Given the circumstances with the domestic economy, the decrease in our quarterly revenue was not entirely unexpected.  Our overall financial results for the quarter were solid, however, as we continued to execute on the basic elements of our long-term strategic plan.  We improved our industry-leading service metrics that support our revenue quality initiatives, and we also balanced our operating costs with the decrease in volumes.  We believe the current environment has increased the importance of superior customer service, and we were proud to establish a new Company-record quarterly cargo claims ratio of 0.1% while maintaining our on-time deliveries at 99% during the second quarter.

“The decrease in revenue as compared to the second quarter of 2019 was primarily due to a 12.1% decrease in LTL tons per day and a 3.8% decrease in LTL revenue per hundredweight.  Revenue per hundredweight was negatively affected by the significant decline in the average price of diesel fuel and the 5.3% increase in our average weight per shipment, which generally has the effect of reducing revenue per hundredweight.  Excluding fuel surcharges, LTL revenue per hundredweight decreased 0.5% over the same period of the prior year.  While our yield metrics were negatively affected by changes in the

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ODFL Reports Second-Quarter Financial Results

July 30, 2020

mix of our freight during the second quarter, our underlying pricing performance remained consistent with prior periods.  We intend to maintain our long-term and consistent approach to pricing, as we believe this approach supports our ability to achieve long-term profitable growth.

“Our revenue per day decreased significantly in April 2020 due primarily to the stay-at-home and similar orders issued throughout the country.  As these stay-at-home mandates were phased out and our customers began to reopen their businesses, our revenue trend improved on a sequential basis for the remaining months of the quarter.  Although year-over-year volumes decreased for both May and June when compared to the same periods of 2019, we were encouraged by the sequential improvement in our volumes that has also continued into July.

“Our operating ratio improved slightly to 77.8% from 77.9% for the second quarter of 2019 due primarily to the quality of our revenue and increased efficiency in our operations, which allowed us to improve our direct operating costs as a percent of revenue.  This improvement in our direct costs more than offset the increase in overhead costs as a percent of revenue.  We attribute the increase in our overhead costs as a percent of revenue to the deleveraging effect associated with the reduction in revenue, despite our diligence in controlling our discretionary spending.  While we were pleased with the improvement in our operating ratio during the quarter, we were careful to balance short-term cost decisions in a challenging economic environment against the long-term needs of our business.  As a result, our service advantage and available capacity position us to capitalize on future revenue growth opportunities.”

Cash Flow and Use of Capital

Old Dominion’s net cash provided by operating activities was $312.2 million for the second quarter of 2020 and $516.2 million for the first half of the year. The Company had $518.6 million in cash and cash equivalents at June 30, 2020.

Capital expenditures were $67.9 million for the second quarter of 2020 and $120.1 million for the first half of the year. The Company expects its aggregate capital expenditures for 2020 to total approximately $265 million, including planned expenditures of $195 million for real estate and service center expansion projects; $20 million for tractors and trailers; and $50 million for information technology and other assets.

Old Dominion returned $146.1 million of capital to its shareholders in the second quarter of 2020 and $342.7 million for the first half of the year. For the year-to-date period, this total consisted of $306.8 million of share repurchases and $35.9 million of cash dividends.

Summary

Mr. Gantt concluded, “Old Dominion’s second quarter results are a testament to the resiliency of our business model and the consistent execution of our strategic plan.  We remain committed to ensuring the safety and well-being of our OD Family of employees, who in turn remain dedicated to providing our customers with superior service at a fair price.  This value proposition differentiates us from our competition and is critical to our ability to win market share.  We are encouraged by recent trends and will continue to invest in the necessary elements of capacity to support our customers’ needs.  Our long-term record of success throughout the various stages of the economic cycle provides us with confidence that executing on the fundamental aspects of our business can deliver additional value to our shareholders.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Time. Investors will have the opportunity to listen to the conference call live over the internet by going to ir.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call and will be available for 30 days.  A telephonic replay will also be available through August 7, 2020, at (719) 457-0820, Confirmation Number 1718368.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We caution the reader that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein,

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ODFL Reports Second-Quarter Financial Results

July 30, 2020

including, but not limited to, the following, many of which will continue to be amplified by the current COVID-19 pandemic: (1) the competitive environment with respect to industry capacity and pricing, including the use of fuel surcharges, which could negatively impact our total overall pricing strategy and our ability to cover our operating expenses; (2) our ability to collect fuel surcharges and the effectiveness of those fuel surcharges in mitigating the impact of fluctuating prices for diesel fuel and other petroleum-based products; (3) the negative impact of any unionization, or the passage of legislation or regulations that could facilitate unionization, of our employees; (4) the challenges associated with executing our growth strategy, including our ability to successfully consummate and integrate any acquisitions; (5) changes in our goals and strategies, which are subject to revision at any time at our discretion; (6) various economic factors such as recessions, downturns in the economy, global uncertainty and instability, changes in international trade policies, changes in U.S. social, political, and regulatory conditions or a disruption of financial markets, which may decrease demand for our services or increase our costs; (7) public health issues such as the current COVID-19 pandemic, that may negatively affect the economy; (8) changes in relationships with our significant customers; (9) the impact of changes in tax laws, rates, guidance and interpretations, including those related to certain provisions of the Tax Cuts and Jobs Act; (10) increases in driver and maintenance technician compensation or difficulties attracting and retaining qualified drivers and maintenance technicians to meet freight demand; (11) our exposure to claims related to cargo loss and damage, property damage, personal injury, workers’ compensation, group health and group dental, including increased premiums, adverse loss development, increased self-insured retention or deductible levels and claims in excess of insured coverage levels; (12) cost increases associated with employee benefits, including costs associated with employee healthcare plans; (13) the availability and cost of capital for our significant ongoing cash requirements; (14) the availability and cost of new equipment and replacement parts, including regulatory changes and supply constraints that could impact the cost of these assets; (15) decreases in demand for, and the value of, used equipment; (16) the availability and cost of diesel fuel; (17) the costs and potential liabilities related to compliance with, or violations of, existing or future governmental laws and regulations, including environmental laws, engine emissions standards, hours-of-service for our drivers, driver fitness requirements and new safety standards for drivers and equipment; (18) the costs and potential liabilities related to various legal proceedings and claims that have arisen in the ordinary course of our business, some of which include collective and/or class action allegations; (19) the costs and potential liabilities related to governmental proceedings, inquiries, notices or investigations; (20) the costs and potential liabilities related to our international business relationships; (21) the costs and potential adverse impact of compliance with, or violations of, current and future rules issued by the Department of Transportation, the Federal Motor Carrier Safety Administration (the “FMCSA”) and other regulatory agencies; (22) the costs and potential adverse impact of compliance associated with FMCSA’s electronic logging device (“ELD”) regulations and guidance, including the operation of our fleet and safety management systems on the ELD hardware and software platform; (23) seasonal trends in the less-than-truckload (“LTL”) industry, including harsh weather conditions and disasters; (24) our ability to retain our key employees and continue to effectively execute our succession plan; (25) the concentration of our stock ownership with the Congdon family; (26) the costs and potential adverse impact associated with future changes in accounting standards or practices; (27) potential costs and liabilities associated with cyber incidents and other risks with respect to our systems and networks or those of our third-party service providers, including system failure, security breach, disruption by malware or ransomware or other damage; (28) failure to comply with data privacy, security or other laws and regulations; (29) failure to keep pace with developments in technology, any disruption to our technology infrastructure, or failures of essential services upon which our technology platforms rely, which could cause us to incur costs or result in a loss of business; (30) the costs and potential adverse impact associated with transitional challenges in upgrading or enhancing our technology systems; (31) legal, regulatory or market responses to climate change concerns; (32) damage to our reputation through unfavorable perceptions or publicity, including those related to environmental, social and governance issues, cybersecurity and data privacy concerns; (33) failure to adapt to new technologies implemented by our competitors in the LTL and transportation industry; (34) the costs and potential adverse impact of compliance with anti-terrorism measures on our business; (35) dilution to existing shareholders caused by any issuance of additional equity; (36) the impact of a quarterly cash dividend or the failure to declare future cash dividends; (37) fluctuations in the amount and frequency of our stock repurchases; (38) recent and future volatility in the market value of our common stock; (39) the impact of certain provisions in our articles of incorporation, bylaws, and Virginia law that could discourage, delay or prevent a change in control of us or a change in our management; and (40) other risks and uncertainties described in our most recent Annual Report on Form 10-K and other filings with the SEC. Our forward-looking statements are based upon our beliefs and assumptions using

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ODFL Reports Second-Quarter Financial Results

July 30, 2020

information available at the time the statements are made. We caution the reader not to place undue reliance on our forward-looking statements as (i) these statements are neither a prediction nor a guarantee of future events or circumstances and (ii) the assumptions, beliefs, expectations and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law.

Old Dominion Freight Line, Inc. is a leading, less-than-truckload (“LTL”), union-free motor carrier providing regional, inter-regional and national LTL services through a single integrated organization. Our service offerings, which include expedited transportation, are provided through an expansive network of service centers located throughout the continental United States. Through strategic alliances, the Company also provides LTL services throughout North America. In addition to its core LTL services, the Company offers a range of value-added services including container drayage, truckload brokerage and supply chain consulting.

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ODFL Reports Second-Quarter Financial Results

July 30, 2020

OLD DOMINION FREIGHT LINE, INC.
Statements of Operations

	Second Quarter				Year to Date
(In thousands, except per share amounts)	2020		2019		2020		2019
Revenue	$896,210	100.0%	$1,060,666	100.0%	$1,883,574	100.0%	$2,051,448	100.0%

Operating expenses:
Salaries, wages & benefits	460,906	51.4%	532,583	50.2%	985,389	52.3%	1,054,927	51.4%
Operating supplies & expenses	75,412	8.4%	122,410	11.5%	183,105	9.7%	243,767	11.9%
General supplies & expenses	25,881	2.9%	32,391	3.1%	59,489	3.2%	63,951	3.1%
Operating taxes & licenses	27,043	3.0%	29,384	2.8%	56,357	3.0%	58,455	2.9%
Insurance & claims	10,910	1.2%	11,587	1.1%	20,760	1.1%	22,759	1.1%
Communications & utilities	7,262	0.8%	6,134	0.6%	15,453	0.8%	13,973	0.7%
Depreciation & amortization	65,735	7.4%	62,571	5.9%	131,170	7.0%	125,644	6.1%
Purchased transportation	18,983	2.1%	24,468	2.3%	39,783	2.1%	45,155	2.2%
Miscellaneous expenses, net	4,912	0.6%	4,649	0.4%	9,732	0.5%	9,902	0.5%

Total operating expenses	697,044	77.8%	826,177	77.9%	1,501,238	79.7%	1,638,533	79.9%

Operating income	199,166	22.2%	234,489	22.1%	382,336	20.3%	412,915	20.1%

Non-operating expense (income):
Interest expense	765	0.1%	160	0.0%	865	0.0%	282	0.0%
Interest income	(231)	(0.0)%	(1,769)	(0.2)%	(1,479)	(0.1)%	(3,252)	(0.2)%
Other (income) expense, net	(373)	(0.1)%	524	0.1%	3,244	0.2%	(76)	(0.0)%

Income before income taxes	199,005	22.2%	235,574	22.2%	379,706	20.2%	415,961	20.3%

Provision for income taxes	51,200	5.7%	61,502	5.8%	98,724	5.3%	108,566	5.3%

Net income	$147,805	16.5%	$174,072	16.4%	$280,982	14.9%	$307,395	15.0%

Earnings per share:
Basic	$1.26		$1.44		$2.37		$2.54
Diluted	1.25		1.44		2.36		2.53

Weighted average outstanding shares:
Basic	117,610		120,783		118,330		121,164
Diluted	118,360		120,968		119,083		121,340

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ODFL Reports Second-Quarter Financial Results

July 30, 2020

OLD DOMINION FREIGHT LINE, INC.
Operating Statistics

	Second Quarter			Year to Date
	2020	2019	% Chg.	2020	2019	% Chg.
Work days	64	64	–	128	127	0.8%
Operating ratio	77.8%	77.9%		79.7%	79.9%
LTL intercity miles (1)	141,417	163,884	(13.7)%	297,366	323,539	(8.1)%
LTL tons (1)	2,028	2,306	(12.1)%	4,181	4,512	(7.3)%
LTL tonnage per day	31,688	36,031	(12.1)%	32,664	35,528	(8.1)%
LTL shipments (1)	2,478	2,970	(16.6)%	5,194	5,789	(10.3)%
LTL shipments per day	38,719	46,406	(16.6)%	40,578	45,583	(11.0)%
LTL revenue per intercity mile	$6.27	$6.40	(2.0)%	$6.27	$6.25	0.3%
LTL revenue per hundredweight	$21.85	$22.72	(3.8)%	$22.28	$22.42	(0.6)%
LTL revenue per hundredweight, excluding fuel surcharges	$19.64	$19.73	(0.5)%	$19.77	$19.50	1.4%
LTL revenue per shipment	$357.65	$352.88	1.4%	$358.69	$349.54	2.6%
LTL revenue per shipment, excluding fuel surcharges	$321.47	$306.37	4.9%	$318.31	$304.03	4.7%
LTL weight per shipment (lbs.)	1,636	1,553	5.3%	1,610	1,559	3.3%
Average length of haul (miles)	919	917	0.2%	919	918	0.1%
Average active full-time employees	17,911	20,735	(13.6)%	18,930	20,890	(9.4)%

(1)	In thousands
Note:

Our LTL operating statistics exclude certain transportation and logistics services where pricing is generally not determined by weight. These statistics also exclude adjustments to revenue for undelivered freight required for financial statement purposes in accordance with our revenue recognition policy.

OLD DOMINION FREIGHT LINE, INC.
Balance Sheets

	June 30,	December 31,
(In thousands)	2020	2019
Cash and cash equivalents	$518,624	$403,571
Other current assets	449,946	463,263
Total current assets	968,570	866,834
Net property and equipment	2,955,083	2,968,835
Other assets	156,375	159,899
Total assets	$4,080,028	$3,995,568

Current maturities of long-term debt	$45,000	$–
Other current liabilities	449,174	366,085
Current liabilities	$494,174	$366,085
Long-term debt	99,923	45,000
Other non-current liabilities	503,463	503,766
Total liabilities	$1,097,560	914,851
Equity	2,982,468	3,080,717
Total liabilities & equity	$4,080,028	$3,995,568

Note: The financial and operating statistics in this press release are unaudited.

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